EXHIBIT 99.1

[GRAPHIC OMITTED]

15 AUGUST, 2005



NTL INCORPORATED APPOINTS NEIL BERKETT AS CHIEF OPERATING OFFICER

NEW YORK and LONDON, 15 August 2005 - NTL Incorporated (NASDAQ: NTLI) announced today that it has appointed Neil Berkett as Chief Operating Officer with effect from 26 September, 2005.

Formerly Managing Director, Distribution, of Lloyds TSB Group Plc, Neil will be responsible for running ntl's day-to-day operations, helping the Company to become the UK's premier provider of communications and entertainment services. Neil will report to Simon Duffy, Chief Executive Officer of ntl, and will be based in the Company's operational headquarters in Hook, Hampshire. Neil will join ntl's Group Operating Board.

Neil joined Lloyds TSB in 2003 as Managing Director, Distribution, responsible for the distribution of products across all channels for the bank with a workforce of some 30,000. During Neil's tenure at Lloyds TSB he improved customer service significantly in comparison with the company's competitors, established Distribution as a profit centre, and implemented a major change program focussed on developing a local market approach to retail banking.

Prior to his tenure with Lloyds TSB, Neil served as Chief Operating Officer at Prudential Assurance Company Ltd, where he was responsible for customer service, business transformation and information technology. At Prudential, Neil drove the transformation of its UK business including significant company-wide customer service improvements. He also successfully set up Prudential's offshore operation in India, from concept to launch.

In 1995, Neil was recruited by St George Bank, Australia's fifth largest bank, as Head of Retail, responsible for group operations, retail banking, marketing and product management. During his time at St George, Neil oversaw the retail business turnaround, successfully creating a customer focused organisation and launching a highly successful loyalty program that increased market share.

In 1996 St George merged with Australia's sixth largest bank, Advance Bank. Neil was appointed Director of Integration reporting directly to the Board sub committee. Neil's leadership of the integration program enabled the joint company to exceed its merger targets, maintain its customer service levels and become one of Australia's leading high street banks.

Simon Duffy, Chief Executive Officer of ntl, said: "I am delighted to welcome Neil to ntl. He has a strong track record of managing change and driving operational improvements in highly competitive industries. His substantial experience in customer-facing organisations will be invaluable to us as we continue to improve and grow our UK cable business."

Neil Berkett said: "I am very pleased to be joining ntl and excited by the opportunity. The Company has great prospects and I look forward to working with an already strong team to capitalize on those opportunities."


                                  - ENDS -

ABOUT NTL

o ntl Incorporated (NASDAQ: NTLI) offers a wide range of communications and content distribution services to residential and business customers throughout the UK.

o ntl is the UK's largest cable company with 3.3 million residential customers, and the UK's leading supplier of broadband services to consumers, with 1.6 million broadband customers.

o    ntl's network can service 7.9 million homes in the UK.

o    Information on ntl and its products can be obtained at www.ntl.com


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FOR MORE INFORMATION ON NTL INC PLEASE CONTACT:

INVESTORS:
Patricia Leahy, Tel: +1 (610) 667-5554

MEDIA:
Justine Smith, Tel: 01256 752669, or 07966 421 991

Richard Oldworth, Jeremy Garcia or Mark Edwards - Buchanan Communications
Tel: 0207 466 5000